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                                                                 EXHIBIT 23.1


                              AUDITORS' CONSENT

The Board of Directors
Tenet Healthcare Corporation

     We consent to the use of our reports dated July 24, 1998, incorporated by reference in the Registration Statement on Form S-4 of Tenet Healthcare Corporation, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1998 and the related schedule, and to the reference to our firm under the headings "Summary Financial Information," "Selected Financial Information" and "Experts" in the prospectus.



                                                   /s/ KPMG PEAT MARWICK LLP

Los Angeles, California
January 4, 1999